Exhibit 23.3

CONSENT OF CB RICHARD ELLIS — ECONOMETRIC ADVISORS

To STAG Industrial, Inc.:

We hereby consent to the use of our name in the Registration Statement on Form S-11, to be filed by STAG Industrial, Inc., and the related Prospectus and any further amendments or supplements thereto (collectively, the “Registration Statement”), and the market information prepared by CB Richard Ellis — Econometric Advisors for STAG Industrial, Inc. wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary,” “Market Overview” and “Experts” in the Registration Statement.

Dated: February 11, 2011

CB Richard Ellis — Econometric Advisors

By:	/s/ Jon Southard
Name: Jon Southard
Title: Principal